Exhibit 4_11

25 March 2020

SELINA HOLDING COMPANY, SE

and

SELINA OPERATION ONE (1), S.A.

CONVERTIBLE LOAN NOTE INSTRUMENT

constituting

US$ 90,000,000 PRINCIPAL AMOUNT 10% FIXED RATE

GUARANTEED SECURED CONVERTIBLE REDEEMABLE LOAN

NOTES DUE 2023

THE NOTES CONSTITUTED BY THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON CONVERSION OF THE NOTES HAVE NOT B EEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

NO APPLICATION HAS BEEN, OR SHALL BE, MADE TO ANY INVESTMENT EXCHANGE (WHETHER IN THE UNITED KINGDOM OR OTHERWISE) FOR PERMISSION TO DEAL IN, FOR AN OFFICIAL OR OTHER LISTING OR QUOTATION, IN RESPECT OF THE NOTES CONSTITUTED BY THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON CONVERSION OF THE NOTES.

ANY COMMUNICATION MADE PURSUANT TO THIS INSTRUMENT IS AIMED SOLELY AT PERSONS WHO: (I) ARE OUTSIDE THE UNITED KINGDOM; (II) ARE INVESTMENT PROFESSIONALS, AS SUCH TERM IS DEFINED IN ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”); (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) TO (D) OF THE FINANCIAL PROMOTION ORDER; OR (IV) ARE PERSONS TO WHOM AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 OR “FSMA”) IN CONNECTION WITH THE ISSUE OR SALE OF ANY SECURITIES

99 Bishopsgate

London EC2M 3XF

United Kingdom

Tel: +44.20.7710.1000

www.lw.com

TABLE OF CONTENTS

Clause		Page

1.	DEFINITIONS AND INTERPRETATION	3

2.	CONSTITUTION OF THE NOTES	14

3.	ISSUE AND FORM OF NOTES	15

4.	REGISTER	15

5.	MEETINGS OF NOTEHOLDERS	15

6.	RESTRICTIONS ON USE OF PROCEEDS	15

7.	ADDITIONAL WARRANTIES AND UNDERTAKINGS OF THE COMPANY	16

8.	INDEMNITIES	18

9.	MITIGATION	18

10.	TERMINATION OF RIGHTS	19

11.	GUARANTEE	19

12.	SUPPLEMENTAL PROVISIONS	19

SCHEDULE 1

FORM OF CERTIFICATE

SCHEDULE 2

CONVERSION NOTICE

SCHEDULE 3

CONDITIONS

SCHEDULE 4

REGISTRATION, TRANSFER AND OTHER MATTERS

SCHEDULE 5

PROVISIONS FOR MEETINGS OF THE NOTEHOLDERS

SCHEDULE 6

WARRANTIES

SCHEDULE 7

GENERAL UNDERTAKINGS

SCHEDULE 8

INFORMATION UNDERTAKINGS

SCHEDULE 9

EVENTS OF DEFAULT

i

THIS INSTRUMENT is made by deed on 25 March, 2020

BY:

(1)

SELINA HOLDING COMPANY, SE, a Societas Europeae registered in England and Wales with company number SE000135, and whose registered office is at Hillgate House, 13 Hillgate Street, Notting Hill, London, W8 7SP (the “Company”); and

(2)

SELINA OPERATION ONE (1), S.A., a corporation registered in Panama with registered number 155632688 whose registered office is at San Felipe County, Casco Antiguo, 13th Street West, Casa Norias, City of Panama, Republic of Panama (“Selina One”)

WHEREAS

(A)

By a resolution of the Company’s board of directors passed on or about the date of this Deed, the Company has authorised the creation and issue of up to US$90,000,000 principal amount 10% fixed rate guaranteed secured convertible redeemable loan notes due 2023 to be constituted by this Deed.

(B)	This Deed set out the rights of Noteholders and the conditions to which the Notes are subject.

(C)	Selina One has agreed to guarantee the Company’s obligations in respect of the Notes in the manner set out in this Deed.

IT IS AGREED THAT

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Deed and the schedules hereto, unless the context otherwise requires:

“166 2nd” means 166 2nd LLC, a limited liability company formed under the laws of Delaware, whose office is at 115 W. 18th St., New York, NY 10011;

“Additional Notes” means Notes created and issued by the Company pursuant to this Deed in satisfaction of its interest obligations under the Notes;

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption;

“Applicable ESG Requirements” means the applicable environmental, health, safety, social, and business integrity requirements of any law, treaty, rule, regulation, permit, authorisation, or judicial or other legally enforceable governmental determination (including any provincial or territorial governmental determination) enacted, adopted, promulgated or issued in the relevant jurisdiction (including not engaging in any Prohibited Activity), all applicable IFC Performance Standards (Version 2012) and the International Labour Organisation’s Core Labour Standards;

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

“Bed Space” means an amount equal to the net accommodation area of a project (calculated in square metres) divided by 5.5;

“Board Resolution” means a resolution passed by the Directors in accordance with the Statutes and the Shareholders’ Agreement;

“Bridge Loan” means the $15m bridge loan provided by Dekel Development Holding S.A. to the Company in February 2020;

“Business Day” means a day (other than a Saturday or Sunday) on which banks in the City of London, New York City, the Cayman Islands and Mexico are open for ordinary banking business;

“Certificate” has the meaning given in Clause 3.1;

“Company Capitalisation” means the sum, as of immediately prior to the Conversion Date, of all Shares issued and outstanding, assuming exercise or conversion of all outstanding vested and unvested options, warrants, and other convertible securities, and for the avoidance of doubt, including the exchange rights of the Company, Colony Mexico and Profuturo (as applicable) pursuant to the Put/Call Agreements, but excluding (a) Shares issued pursuant to the Notes; and (b) (if applicable) any New Money Financing Securities to be issued to an investor pursuant to a New Money Financing and/or any Shares issued in connection with an Exit Event;

“Conditions” means the conditions of the Notes in the form or substantially in the form set out in Schedule 3, as the same may from time to time be modified in accordance with the provisions of this Deed;

“Conversion Balance” means, in respect of a Noteholder, the then outstanding principal amount, together with any accrued and unpaid interest thereon (such amount determined as of the relevant Conversion Date), in respect of all of the Notes which such Noteholder has specified in a valid Conversion Notice that it wishes to convert, which notice has been delivered to the Company in accordance with paragraph 5.2 of the Conditions, as adjusted for paragraph 5.4 of the Conditions (if applicable);

“Conversion Date” means either: (a) if Note(s) are converted pursuant to paragraph 5.1(a) of the Conditions, simultaneously with the closing of the relevant New Money Financing, or (b) if Note(s) are converted pursuant to paragraph 5.1(b) of the Conditions, the date which is 10 Business Days after the relevant Conversion Notice is delivered to the Company, or (c) if Note(s) are converted pursuant to paragraph 5.1(c) of the Conditions, the date on which the relevant Exit Event is completed;

“Conversion Notice” means the notice in the form set out in Schedule 2;

“Conversion Price” means the price per Conversion Security equal to the lower of either:

(a)	the New Money Financing Price or the Exit Event Price (as applicable) multiplied by the applicable Discount Rate; or

(b)	the price per Conversion Security obtained by dividing the applicable Valuation Cap by the Company Capitalisation;

“Conversion Securities” means either (a) if Note(s) are converted pursuant to paragraph 5.1(a) of the Conditions, the New Money Financing Securities, or (b) if Note(s) are converted pursuant to paragraph 5.1(b) of the Conditions, Series D Shares, or (c) if Note(s) are converted pursuant to paragraph 5.1(c) of the Conditions, Ordinary Shares;

“Conversion Trigger” has the meaning given in paragraph 5.1 of the Conditions;

“Deed” means this deed and the Schedules as from time to time modified in accordance with their provisions;

“Default” means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under this Deed or any combination of any of the foregoing) be an Event of Default;

“Discount Rate” means:

(a)

where the equity value of the Group for the relevant New Money Financing or Exit Event (as applicable) is less than or equal to $1,540,000,000 (as determined by reference to the relevant New Money Financing Price or Exit Event Price, as applicable), 70%; and

(b)

where the equity value of the Group for the relevant New Money Financing or Exit Event (as applicable) is greater than $1,540,000,000 (as determined by reference to the relevant New Money Financing Price or Exit Event Price, as applicable), 65%;

“Directors” means the board of directors of the Company from time to time or a duly authorised committee of the board of directors of the Company;

“Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Deed, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Deed or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Deed;

“Environment” means all or any of the following media (alone or in combination): air (including the air within buildings or other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers); soil and land and any ecological systems and living organisms supported by these media (including, for the avoidance of doubt, man);

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law;

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)

the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste;

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group;

“ESG” means environment, social and governance;

“Exit Event” means a Change of Control or an IPO;

“Exit Event Price” means (i) in the case of an IPO, the issue price per share on the IPO, and (ii) in the case of a Change of Control, the sale price per Series C Share to be paid by the purchaser(s), as applicable;

“Extraordinary Resolution” means a resolution passed at a meeting of the Noteholders duly convened and held in accordance with the provisions of Schedule 5 by a majority consisting of not less than three-quarters of the votes cast on the resolution, provided that if such resolution was passed prior to the Tranche 2 Closing (as defined in the Shareholders’ Agreement) completing and at the time it was passed 166 2nd was the holder of Notes representing in aggregate more than 10% of the aggregate principal amount of the Notes outstanding, such resolution shall not take effect unless 166 2nd voted in favour of such resolution, and further provided that for these purposes (a) Colony Cayman shall be deemed to hold such number of Notes as is equal to the sum of the Notes and Mexico Notes held by the Colony Investors and (b) Mexico Notes outstanding shall be treated as if they were Notes;

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Deduction” means a deduction or withholding from a payment in respect of the Notes required by FATCA;

“Financial Indebtedness” means (without double counting) any indebtedness in respect of:

(a)	monies borrowed;

(b)	any monies raised under or pursuant to any debenture, bond (other than a performance bond or advance payment bond), note or loan stock or other similar debt instrument;

(c)

any amount raised pursuant to any acceptance or documentary credit or by a bill discounting or factoring credit facility or dematerialised equivalents thereof (other than to the extent the same is discounted or factored on a non-recourse basis);

(d)	receivables sold or discounted (otherwise than on a non-recourse basis) but only to the extent of the recourse to the relevant member of the Group;

(e)

the amount of liability under any deferred purchase agreement arranged primarily as a method of raising finance and to the extent payable more than 180 days after the period customarily allowed by the relevant supplier (save where payment is deferred because of a dispute with the supplier or because of contractual terms establishing payment schedules linked with contractual performance where the deferred payment does not represent normal trade credit and/or the results of operational testing and excluding earn outs and other contingent consideration arrangements);

(f)	finance leases, capital leases or hire purchase contracts required to be treated as finance leases under GAAP (to the extent of that treatment);

(g)

any counter-indemnity obligation in respect of a guarantee, indemnity, bond (excluding any performance bond or advance payment bond), standby or documentary or any other instrument (excluding any performance bond or advance payment bond) issued by a bank or financial institution (each, an “Instrument”) provided that the underlying obligation in respect of which the Instrument was issued would, under one or more of paragraphs (a) to (f) above or (h) to (i) below, be treated as being Financial Indebtedness;

(h)	amounts raised under any other transaction (not contemplated by paragraphs (a) to (g) inclusive of this definition) which is classified as a borrowing under GAAP; or

(i)

any guarantee, indemnity or other legally binding obligation in respect of financial loss of any person in respect of any indebtedness falling within paragraphs (a) to (h) inclusive of this definition,

but excluding all pension or post-employment benefit related liabilities, new indebtedness under any new equity and/or subordinated debt or any indebtedness owing between members of the Group;

“FY 2021” means the financial year of the Group ending 31 December 2021;

“FY 2021 Conversion Price” means the price per Series D Share equal to the lesser of:

(a)

a price per Series D Share equal to an amount derived by dividing (1) the Group’s net revenue for the financial year ending 31 December 2021 (after rebates and discounts) multiplied by the FY 2021 Multiple by (2) the Company Capitalisation; and

(b)	the price per Series D Share obtained by dividing $1,200,000,000 by the Company Capitalisation;

“FY 2021 Multiple” means, if the Total Contribution Margin of all properties with longer than 24 months under Selina-branded management achieved in FY 2021:

(a)	is at or above 15.0%, then 2.50x;

(b)	is below 7.5%, then 2.0x;

(c)	is greater than or equal to 7.5% and less than 15%, then scaled between 2.0x and 2.5x on a straight line basis;

“GAAP” means, in respect of the Company, IFRS or generally accepted accounting principles applicable to it in its jurisdiction of incorporation;

“Group” means the Company and each of its subsidiaries from time to time;

“Group Company” means any member of the Group;

“Guarantee” means the guarantee given by Selina One on the terms of Clause 11 and paragraph 15 of Schedule 3;

“IDB Debt” means any amounts owed by a Group Company (other than the Company or Selina One) to Inter-American Investment Corporation pursuant to the IDB Facility Agreement;

“IDB Facility Agreement” means the loan agreement to be entered into by, among others, Selina Global Services Spain SL, Selina One and Inter-American Investment Corporation on terms approved by a Board Resolution;

“Insolvency Event” has the meaning given in paragraph 5 of Schedule 9;

“Intercreditor Agreement” means the intercreditor agreement entered into by the Company, the Original Debtors, the Topco Lenders, the Original Senior Lenders, the Original Topco

Security Agent and the Original Security Agent referred to therein on or around the date of this Deed in form and substance reasonably satisfactory to 166 2nd LLC and the Colony Investors providing for the liabilities of the Company, Selina One and Selina Mexico in respect of the Notes and the Mexico Notes to rank ahead of all other Financial Indebtedness of those companies and the Security Interest provided by the Share Pledge to rank in priority to any other Security Interest over the shares in Selina One and other intercreditor arrangements reasonably satisfactory to 166 2nd LLC and the Colony Investors;

“Interest Payment Date” means in respect of any Notes, the date falling three months after the date of issue of such Notes and the date falling every three months thereafter;

“Interest Period” means, in respect of any Interest Payment Date, the period starting on the previous Interest Payment Date and ending on the day before such Interest Payment Date, save that the Interest Period in respect of the first Interest Payment Date following the date of issue of Notes shall be the period starting on the date of issue of such Notes and ending on the day before that first Interest Payment Date;

“Investment” means any beneficial ownership interest in any person (including shares, partnership interest or other securities), and any loan, advance or capital contribution to any person;

“Laws” means all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time;

“Majority Noteholders” means Noteholder(s) who hold, in aggregate, more than 50% of the total principal amount of the Notes and the Mexico Notes in issue from time to time;

“Material Adverse Effect” means any event or circumstance which (in each case after taking into account all mitigating factors or circumstances including, any warranty, indemnity or other resources available to the Group):

(a)	has a material adverse effect on:

(i)	the consolidated business, assets or financial condition of the Group (taken as a whole); or

(ii)	the ability of the Group (taken as a whole) to perform its payment obligations under this Deed and in relation to the Notes; or

(b)

subject to the Reservations and any Perfection Requirements, affects the validity or the enforceability of this Deed to an extent which is materially adverse to the interests of the Noteholders taken as a whole and, if capable of remedy, is not remedied within 20 Business Days of the earlier of: (i) the Company becoming aware of the issue; and (ii) the giving of written notice of the issue by the Noteholders;

“Maturity Date” means 30 June 2023;

“Mexico Convertible Loan Note Instrument” means the loan note instrument constituting the Mexico Notes;

“Mexico Notes” means the US$5,000,000 principal amount 10% fixed rate guaranteed secured convertible redeemable loan notes due 2023 issued by Selina Mexico on or around the date of this Deed, including any Additional Notes (as defined therein) and any further Mexico Notes that may be issued pursuant to clause 2.4 of the Mexico Convertible Loan Note Instrument plus any Notes to be issued on the exercise of the option to convert amounts outstanding under the Term Loan Agreement into Mexico Notes as provided by clause 3.5 (Option to convert: Topco Lender Liabilities) of the Intercreditor Agreement;

“Mexico Note Guarantees” means the guarantees of the Mexico Notes to be provided by the Company and Selina One in favour of the holders of the Mexico Notes.

“New Money Financing” means an equity financing of the Company occurring prior to the payment in full of the Notes on the Maturity Date in which the Company issues equity securities;

“New Money Financing Price” means the price per New Money Financing Security to be paid by the investor(s) pursuant to the relevant New Money Financing;

“New Money Financing Securities” means the class of equity shares of the Company (or any subsequent holding or parent company of the Company) that are to be issued in connection with the New Money Financing;

“Note Documents” means this Deed, the Notes, the Shareholders’ Agreement, the Security Document and the Intercreditor Agreement;

“Noteholder” means a person whose name is entered and appears in the Register as a holder of any Notes;

“Notes” means the US$90,000,000 principal amount 10% fixed rate guaranteed secured convertible redeemable loan notes due 2023 constituted by this Deed, including any Additional Notes and any further Notes that may be issued pursuant to Clause 2.4 of this Deed plus any Notes to be issued on the exercise of the option to convert amounts outstanding under the Term Loan Agreement into Notes as provided by clause 3.5 (Option to convert: Topco Lender Liabilities) of the Intercreditor Agreement;

“Ordinary Shares” means the voting ordinary shares of $0.01 each in the capital of the Company, having the rights set out in the Shareholders’ Agreement and the Statutes;

“Perfection Requirements” means the making or the procuring of registrations, filings, endorsements, notarisations, stampings and/or notifications of this Deed (and/or the Security Interests created in connection therewith) necessary for the validity or enforceability thereof as set out in any legal opinion delivered to or accepted by the Noteholders under any provision of or otherwise in connection with this Deed;

“Qualifying Financing” means a New Money Financing in which greater than $50,000,000 of capital is raised by the Company from a third party who, immediately prior to the New Money Financing (a) holds (together with his connected persons) less than 5% of the outstanding equity securities of the Company (or any subsequent holding or parent company of the Company), (b) holds (together with his connected persons) less than $10,000,000 of debt securities issued by a Group Company, and (c) is not a connected person of the Founders (as defined in the Shareholders’ Agreement);

“Register” means the register of holders of Notes kept by or on behalf of the Company;

“Relevant Jurisdictions” means, in relation to a company:

(a)	the jurisdiction under whose laws that company is incorporated as at the date of this Deed (being England and Wales in respect of the Company);

(b)	any jurisdiction where any asset subject to or intended to be subject to the Security Interest to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of the Security Document entered into by it;

“Reservations” means:

(a)

the principle that equitable remedies may be granted or refused at the discretion of the court, the limitation on enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and similar principles, rights, defences and limitations under the laws of any applicable jurisdiction;

(b)

the time barring of claims under any applicable limitation laws, the possibility that a court may strike out provisions of a contract as being invalid for reasons of oppression, undue influence or similar reasons, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void, defences of set-off or counterclaim and similar principles, rights, defences and limitations under the laws of any applicable jurisdiction;

(c)	the principle that in certain circumstances security granted by way of a fixed charge may be re-characterised as a floating charge;

(d)	the principle that in certain circumstances additional interest payable in respect of the Notes may be held to be unenforceable on the grounds of being a penalty and thus void or unenforceable;

(e)	any similar principle, limitation or defence under the laws of any applicable jurisdiction; and

(f)

any other general principles, reservations or qualifications, in each case as to matters of law, as set out in any customary legal opinion which would be delivered to or accepted by the Noteholders under any provision of or otherwise in connection with any financing;

“Repayment Period” means the period on and from date that of this Deed and ending on the date that is 13 months after the date of this Deed;

“Sanctions Authority” means each of:

(a)	the United Nations;

(b)	the United States government;

(c)	the European Union;

(d)	the United Kingdom and each other respective member of the European Union; and

(e)

the respective governmental and official institutions or agencies of any of the foregoing (including the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State, the Security Council of the United Nations and/ or Her Majesty’s Treasury (“HMT”));

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the “Consolidated List of Financial Sanctions Targets” and the “Investment Ban List” maintained by HMT, or any similar list issued or maintained by, or public announcement of Sanctions designation made by, any Sanctions Authority;

“Sanctioned Person” means, at any time, a person that is:

(a)	listed on, or owned or controlled (in each case, directly or indirectly) by a person listed on, any Sanctions List, or acting or purporting to act on behalf of such a person;

(b)

located in, or organised under the laws of, or owned or controlled (in each case, directly or indirectly) by a person located in, or organised under the laws of a country or territory that is the subject of country-wide or territory-wide Sanctions, or acting or purporting to act on behalf of such a person; or

(c)

otherwise a target or subject of Sanctions (that being a person with whom a US person or other national under the jurisdiction of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities);

“Sanctions” means economic or financial sanctions or trade laws, regulations, embargoes or restrictive measures imposed, administered, enacted or enforced from time to time by any Sanctions Authority;

“Security Agent” means the security agent to be appointed pursuant to the Intercreditor Agreement to hold the Share Pledge on behalf of the Noteholders;

“Security Document” means the documentation effecting the Share Pledge;

“Security Interest” means any mortgage, charge (fixed or floating), pledge, lien, hypothecation, right of set-off, security trust, assignment, reservation of title or other security interest and any other agreement entered into for the purpose and having the commercial effect of conferring security;

“Series C Shareholders’ Agreement” means the subscription and shareholders’ agreement dated 6 April 2019 in relation to the Company;

“Series C Shares” means the series C voting ordinary shares of $0.01 each in the capital of the Company, having the rights and being subject to the restrictions set out in the Shareholders’ Agreement and the Statutes;

“Series D Shares” means the series D voting ordinary shares of $0.01 each in the capital of the Company, having the rights and being subject to the restrictions set out in the Shareholders’ Agreement and the Statutes;

“Share Pledge” means a first priority Panama law pledge by the Company over 100% of the shares in Selina One;

“Shareholders’ Agreement” means the subscription and shareholders’ agreement entered into between the New Money Investors, the Series C Investors and the Company (amongst others) in relation to the Company as amended and restated on or around the date of this Deed, as amended from time to time;

“Statutes” means the Company’s Statutes, as amended and in effect on the applicable date;

“Subsidiaries” means in relation to a company or corporation, a company or corporation: (a) which is controlled, directly or indirectly, by the first-mentioned company or corporation; (b) more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or (c) which is a Subsidiary of another Subsidiary of the first-mentioned company or corporation, and for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to determine the composition of a majority of its board of directors or equivalent body;

“Surviving Provisions” means Clauses 1, 6, 7, 8, 9, 10, 11 and 12 of this Deed;

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same), imposed by any authority with power to impose or claim payment of Taxes, and “Taxation” shall be construed accordingly;

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Note Document, other than a FATCA Deduction;

“Term Loan Agreement” means the term loan agreement dated 15 March 2018 (as amended from time to time) among the Company, Selina One, GLAS Trust Corporation Limited as Security Agent and others;

“Total Contribution Margin” means, with respect to a property, an amount equal to ‘X’, expressed as a percentage of the revenues net of any discounts and rebates of such property during FY 2021, where ‘X’ equals: (i) the gross revenue of such property during FY 2021; minus (ii)(a) property-level expenses, (b) rent, and (c) any profit share agreed with third parties;

“Total Subscription Proceeds” means the aggregate of all subscription amounts received pursuant to the issue of the Notes and the Mexico Notes;

“Undertakings” means an undertaking set out in Schedule 7 (General Undertakings) and Schedule 8 (Information Undertakings);

“Valuation Cap” means:

(a)

where the equity value of the Group for the relevant New Money Financing or Exit Event (as applicable) is less than $1,000,000,000 (as determined by reference to the relevant New Money Financing Price or Exit Event Price, as applicable), then such amount that is equal to such equity value of the Group as determined by reference to the relevant New Money Financing Price or Exit Event Price, as applicable;

(b)

where the equity value of the Group for the relevant New Money Financing or Exit Event (as applicable) is equal to or greater than $1,000,000,000 and less than or equal to $1,540,000,000 (as determined by reference to the relevant New Money Financing Price or Exit Event Price, as applicable), then $1,000,000,000; and

(c)

where the equity value of the Group for the relevant New Money Financing or Exit Event (as applicable) is greater than $1,540,000,000 (as determined by reference to the relevant New Money Financing Price or Exit Event Price, as applicable), then $1,200,000,000; and

“Warranty” means the representations and warranties set out in Schedule 6.

1.2	In this Deed, unless the context otherwise requires:

(a)

“holding company” and “subsidiary” mean “holding company” and “subsidiary” respectively as defined in section 1159 of the Companies Act 2006 and “subsidiary undertaking” means “subsidiary undertaking” as defined in section 1162 of the Companies Act 2006;

(b)	“connected person” has the meaning given in section 1122 of the Corporation Tax Act 2010;

(c)

every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after the date of this Deed;

(d)

references to Clauses and Schedules are references to clauses of and schedules to this Deed, references to paragraphs are references to paragraphs of the Schedule in which the reference appears and references to this Deed include the Schedules;

(e)	references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(f)

references to a “person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(g)	references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;

(h)	references to “dollars”, “US dollars” or “US$” are references to the lawful currency of from time to time of the United States of America;

(i)	references to times of the day are to London time unless otherwise stated;

(j)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(k)

references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(l)	references to “redemption” includes repayment and vice versa and the words “redeem”, “redeemable” and “redeemed” and “repay”, “repayable” and “repaid” shall be construed accordingly;

(m)	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

(n)

general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation.

1.3	The headings and sub-headings in this Deed are inserted for convenience only and shall not affect the construction of this Deed.

1.4	Each of the Schedules shall form part of this Deed.

1.5	References to this Deed include this Deed as amended or varied in accordance with its terms.

1.6	Capitalised terms used but not defined in this Deed have the meaning given to them in the Shareholders’ Agreement.

2.	CONSTITUTION OF THE NOTES

2.1

The Notes shall be constituted by this Deed. The aggregate principal amount of the Notes constituted by this Deed shall not exceed US$90,000,000 plus the aggregate principal amount of: (i) any Additional Notes; (ii) any further Notes that may be issued pursuant to Clause 2.4; and (iii) any Notes to be issued on the exercise of the option to convert amounts outstanding under the Term Loan Agreement into Notes as provided by clause 3.5 (Option to convert: Topco Lender Liabilities) of the Intercreditor Agreement. The Notes shall be issued in registered form, fully paid, in denominations or integral multiples of $100 principal amount.

2.2	Whilst the Notes are outstanding (and prior to any conversion in accordance with paragraph 5 of the Conditions or redemption in accordance with paragraphs 6 and 7 of the Conditions):

(a)	the Notes shall:

(i)	rank pari passu, equally and rateably, with each other, without discrimination or preference between each other;

(ii)	rank pari passu, equally and rateably, with the obligations of the Company under the Mexico Note Guarantees;

(iii)

rank in priority to all other obligations and indebtedness of the Company, except to the extent provided by Law, provided that any amounts owing under the Term Loan Agreement that remain outstanding after the Repayment Period shall rank pari passu to the Notes, all as more particularly provided by the terms of the Intercreditor Agreement; and

(iv)	be secured by the Share Pledge; and

(b)	the obligations of Selina One under the Guarantee shall:

(i)	rank pari passu, equally and rateably with the obligations of Selina One under the Mexico Note Guarantees;

(ii)	rank in priority to all other obligations and indebtedness of Selina One, except to the extent provided by Law; and

(iii)	be secured by the Share Pledge.

2.3	The Notes shall be held subject to the Conditions, which shall be binding on the Company, the Noteholders and any person claiming through or under any of them. In particular:

(a)

until such time as the Notes are converted or redeemed in accordance with the provisions of this Deed, the Company shall pay to the Noteholders interest on the principal amount of the Notes outstanding at the rates and the times and as otherwise provided in the Conditions;

(b)	the Notes shall be convertible into Conversion Securities (as applicable) in the manner set out in the Conditions;

(c)

as and when the Notes or any part of them fall to be redeemed in accordance with the provisions of this Deed (unless previously converted in accordance with the provisions in the Conditions), the Company shall pay to the Noteholders so entitled the relevant amount on a redemption as provided in the Conditions. On any redemption of Notes which is not a redemption in full of all of the Notes the redemption shall be made amongst the Noteholders pro rata to the principal amount of Notes held by them; and

(d)	the Notes shall be transferable only in accordance with the provisions of Schedule 4.

2.4

The Company shall, upon the occurrence of the Tranche 2 Closing and the Term Loan Conversion Closing, create and issue further Notes ranking pari passu in all respects with the existing Notes, so that the same shall be consolidated with the existing Notes and issued on identical terms with the existing Notes including as to payment of interest, conversion and redemption, except as regards their aggregate principal amount, issue date and the date of first payment of interest on them.

3.	ISSUE AND FORM OF NOTES

3.1

Each Noteholder shall be entitled, free of charge, to a certificate stating the total principal amount of the Notes registered in its name (“Certificate”) and a certified copy of this Deed. Each Certificate shall refer to this Deed, shall be substantially in the form set out in Schedule 1, shall have endorsed on it the Conditions and shall be executed as a deed by or on behalf of the Company.

3.2

The Company shall not be bound to register more than four persons as the joint holders of any Notes. Joint holders of Notes shall be entitled to only one Certificate and one certified copy of this Deed in respect of their joint holding and the Certificate shall be delivered to the joint holder first named in the Register in respect of the joint holding.

3.3

When a Noteholder has part only of the Notes registered in its name redeemed or transfers part only of the principal amount of any Notes registered in its name it shall be entitled, free of charge, to receive one Certificate for the balance of the principal amount due to it.

4.	REGISTER

The Company shall procure that the Register is maintained in accordance with the provisions of Schedule 4.

5.	MEETINGS OF NOTEHOLDERS

Any meeting of the Noteholders shall be convened, concluded and held in accordance with the provisions of Schedule 5.

6.	RESTRICTIONS ON USE OF PROCEEDS

6.1	The Company hereby covenants, for the benefit of each Noteholder, not to, and to procure that the Group does not:

(a)	incur any expenditure (or agree or otherwise commit to do the same) of an amount in excess of $37.5 million from the Tranche 1 Subscription Amounts; or

(b)	use or otherwise apply (or agree or otherwise commit to do the same):

(i)

all or any amount of the Total Subscription Proceeds in connection with any project of which the Directors are not already aware as at the date of this Deed, where the unit-level development spend (on average) in respect of such project exceeds $1,000 per Bed Space;

(ii)

greater than $2 million of the Total Subscription Proceeds in connection with an investment into a single country without an existing local partner as at the date of this Deed, or $6 million in total across all such countries;

(iii)	greater than $5 million of the Total Subscription Proceeds in connection with a specific real estate project; or

(iv)

greater than $1 million of the Total Subscription Proceeds in aggregative in relation to any acquisitions of a business (by way of merger, share acquisition, acquisition of assets or any similar business combination), in each case unless approved by a Board Resolution.

6.2

The Company hereby covenants, for the benefit of each Noteholder, not to use the Total Subscription Proceeds to repay or fulfil any obligations or liabilities owing by a Group Company pursuant to the Term Loan Agreement.

7.	ADDITIONAL WARRANTIES AND UNDERTAKINGS OF THE COMPANY

7.1

The Company hereby covenants, for the benefit of each Noteholder, to duly perform and observe the obligations on its part contained in this Deed with the intent that this Deed shall enure for the benefit of all Noteholders, each of whom may sue for the performance or observance of such provisions so far as its holding of Notes is concerned.

7.2

The Company hereby covenants, for the benefit of each Noteholder, that until such time as the Notes are redeemed or converted in accordance with this Deed, the Company shall not, and, in respect of (d), (e) and (f) shall procure that no other Group Company shall, in each case other than with the prior written consent of the Majority Noteholders:

(a)

issue any debt securities (excluding, for the purposes of this sub-paragraph (a), any debt securities that are convertible into shares in the Company or Selina Mexico), unless such debt securities are subordinated to the Notes on terms and in manner reasonably satisfactory to the Majority Noteholders, and further provided that the Company shall not issue more than US $10 million of any such subordinated debt securities;

(b)

issue any debt securities that are convertible into shares in the Company (other than pursuant to clause 3 of the Shareholders’ Agreement or the Notes ), provided that such convertible debt securities are subordinated to the Notes on terms and in manner reasonably satisfactory to the Majority Noteholders, and further provided that the Company shall not issue more than US $50 million of any such subordinated convertible debt securities;

(c)

grant any options or other rights to subscribe for or receive shares in the capital of the Company, save to the extent that the grant of such right is, pursuant to clause 20.7 of the Shareholders’ Agreement, not subject to clauses 20.2 to 20.6 of the Shareholders’ Agreement;

(d)	issue any debt securities which rank ahead of, or pari passu with, the Notes;

(e)

incur, or permit to be outstanding, any Financial Indebtedness of any Group Company (other than the IDB Debt, the Bridge Loan, Financial Indebtedness under the Term Loan Agreement or Permitted Debt) which matures or otherwise becomes repayable in whole or part on or prior to the conversion or redemption of the Notes; or

(f)	enter into any other arrangement having a similar effect.

7.3	The Company shall, and shall procure that the Group Companies shall, use reasonable endeavours to complete a Qualifying Financing by no later than 1 December 2021.

7.4

Other than with the prior written consent of the Majority Noteholders, the Company shall not issue any debt securities which mature or otherwise become repayable in whole or part prior to 1 September 2023. For the avoidance of doubt, this overriding restriction shall apply to any debt securities that are permitted under clause 7.1 or constitute Permitted Debt.

7.5	The Company shall ensure that:

(a)

the Notes shall be guaranteed by Holdcos of Sub-Groups that together represent in aggregate not less than 70% of the consolidated revenue of the Group as a whole (excluding intra-Group revenues ) (the “Guarantee Test”); and

(b)

the Notes are secured by Holdco Share Pledge of shares of Holdcos of Sub-Groups that together represent in aggregate not less than 70% of the consolidated revenue of the Group as a whole (excluding intra-group revenues) (the “Security Test”).

7.6	The covenants in paragraph 7.5 shall be tested on the last date of each financial year of the Company (a “Testing Date”) by reference to the annual financial statements of the Company.

7.7

If on any Testing Date the Company has not complied with the Guarantee Test or the Security Test, the Company shall procure that within 30 Business Days from such Test Date further Group Companies become guarantors of the Notes or (as applicable) further Holdco Share Pledges are granted to ensure compliance with the Guarantee Test and the Security Test on such Test Date if were re-tested on the date falling 30 Business Days from such Test Date.

7.8	The Company shall not be required to perform its obligations under paragraphs 7.5 and 7.7 above if:

(a)	it is unlawful for the relevant person to take the action provided for under paragraph 7.7 or would result in personal liability on that person’s directors or other members of management; or

(b)	in the case of actions required under paragraph 7.7 in respect of a breach of the Security Test, it would be contrary to the Agreed Security Principles.

7.9	All guarantees and Security Interests to be provided pursuant to paragraphs 7.5 to 7.8 shall be in form and substance satisfactory to the Majority Noteholders.

7.10	For the purposes of this paragraph 7:

(a)	“Holdco” means a wholly-owned and directly held subsidiary of the Company;

(b)	“Holdco Share Pledge” means a first priority share pledge by the Company over al of the shares held by the Company in a Holdco;

(c)	“Sub-Group” means a Holdco and its subsidiaries; and

(d)

“Agreed Security Principles” means that ensuring that the Holdco Share Pledge to be granted and extent of its perfection, taking into account the cost to the Group of providing such security (including any increase to the tax costs of the Group), is proportionate to the benefit accruing to the Noteholders and the maximum secured amount may be limited to minimise stamp duty, notarisation, registration or other applicable fees, taxes and duties where the benefit of increasing the secured amount is disproportionate to the level of such fee, taxes and duties.

7.11	The Company:

(a)

makes the Warranties to the Noteholders on the date of this Deed and, in respect of the Warranties in paragraphs 1 to 5 (inclusive), 9, 14 and 15 of Schedule 6 (Warranties) only, on the first day of each Interest Period by reference to the facts and circumstances existing at such time;

(b)	agrees to comply with the Undertakings, and procure that Selina One complies with the Undertakings applicable to it, while the Notes are outstanding; and

(c)	shall notify the Noteholders of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

8.	INDEMNITIES

The Company shall, within ten Business Days of demand (which demand must be accompanied by reasonable details and calculations of the amount demanded), indemnify each Noteholder against any cost, loss or liability which that Noteholder incurs as a result of:

(a)	the occurrence of any Event of Default;

(b)	any failure by the Company to pay any amount due in respect of the Notes on its due date;

(c)	a Note not being prepaid by the Company following the Company and the Majority Noteholders consenting to such prepayment in accordance with paragraph 6.1 of the Conditions; and

(d)

any Increased Cost incurred by a Noteholder as a result of a Change in Law (other than in relation to any Increased Cost (i) attributable to a change (whether of basis, timing or otherwise) in the Tax on overall net income of the claiming party (or any Affiliate of it), (ii) attributable to the breach by the claiming party (or any Affiliate of it) of any law or regulation or any term of any Note Document, (iii) attributable to any deduction or withholding required by law to be made by the Company, (iv) attributable to the implementation or application of, or compliance with, any capital adequacy laws or regulations (whether such implementation, application or compliance is by a government regulator, a Noteholder, the Security Agent or any of its Affiliates), (v) attributable to any law or regulation which a Noteholder or the Security Agent was or reasonably should have been aware of that Increased Cost or Change in Law on the date on which it became a Noteholder or the Security Agent (as applicable) or (vi) attributable to a Tax Deduction required by law to be made by the Company, or (vii) attributable to a FATCA Deduction required to be made by the Company, a Noteholder or the Security Agent. For the purposes of this paragraph (d), “Change in Law” means the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or compliance with any law or regulation made after the date of the Deed and “Increased Costs” means an additional or increased costs or a reduction in any amount due, paid or payable to the claiming party under any Note Document suffered or incurred by a claiming party as a result of its subscription for Notes.

9.	MITIGATION

9.1

If circumstances arise which entitle a Noteholder to require prepayment of the Notes it holds pursuant to paragraph 6.5 of the Conditions, demand payment of any amount under Clause 8(d) or require an increased payment under paragraph 10.2(a) of the Conditions, then that Noteholder will, in consultation with the Company, take all reasonable steps to mitigate the effect of those circumstances (including but not limited to by transferring its Notes to a Permitted Transferee).

9.2

No Noteholder will be obliged to take any such steps under Clause 9.1 if to do so is likely in its opinion (acting reasonably) to be unlawful or prejudicial to it in any material respect or require it to disclose confidential information.

9.3	This Clause 9 does not in any way limit, reduce or qualify the obligations of the Company under the Note Documents.

10.	TERMINATION OF RIGHTS

All rights with respect to a Note (other than in respect of the Surviving Provisions) shall terminate upon the earlier of:

(a)	the issuance of the Conversion Securities upon conversion of the relevant Note in accordance with paragraph 5 of the Conditions; or

(b)	payment of the relevant amount due on a redemption in respect of such Note in accordance with paragraph 6 or 7 of the Conditions,

whether or not the relevant Note has been surrendered, but without prejudice to any rights or liabilities that have accrued prior to such issuance or payment.

11.	GUARANTEE

11.1

Selina One irrevocably and unconditionally guarantees to the Noteholders payment by the Company of all principal, interest and other amounts payable in respect of the Notes or under the Note Documents on the terms set out in paragraph 15 of Schedule 3.

11.2	The Company shall provide each Noteholder with not less than 5 Business Days’ prior notice of any changes of address made by Selina One for the purpose of paragraph 15 of Schedule 3.

11.3	Any notice or document required to be given under this Deed to Selina One shall be given to Selina One at the address and in the manner applicable under paragraph 15 of Schedule 3.

12.	SUPPLEMENTAL PROVISIONS

12.1

The Conditions and the provisions of the Schedules shall be deemed to be incorporated into this Deed and shall be binding on the Company, Selina One and the Noteholders and on all persons claiming through or under them.

12.2

The provisions of this Deed and the rights of the Noteholders are subject to modification, abrogation or compromise in any respect with the sanction of an Extraordinary Resolution and with the consent of the Company and Selina One by supplemental deed executed by the Company and Selina One.

12.3	A memorandum of the execution of any instrument supplemental to this Deed shall be endorsed by the Company on the Deed.

12.4

If any of the provisions of this Deed shall become illegal, invalid or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be impaired.

12.5	No person other than the Company, Selina One and the Noteholders shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any of the terms of this Deed.

12.6	No party may not assign or transfer its obligations under this Deed or the Notes without the prior written consent of the other parties.

12.7	This Deed and the Notes and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales.

12.8

The Company, Selina One and the Noteholders irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

12.9	Without prejudice to any other mode of service allowed under any relevant law, Selina One:

(a)	irrevocably appoints the Company as its agent for service of process in relation to any proceedings before the English courts in connection with any Note Document; and

(b)	agrees that failure by a process agent to notify Selina One of the process will not invalidate the proceedings concerned.

12.10	This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

SCHEDULE 1

FORM OF CERTIFICATE

SCHEDULE 2

CONVERSION NOTICE

SCHEDULE 3

CONDITIONS

SCHEDULE 4

REGISTRATION, TRANSFER AND OTHER MATTERS

SCHEDULE 5

PROVISIONS FOR MEETINGS OF THE NOTEHOLDERS

SCHEDULE 6

WARRANTIES

SCHEDULE 7

GENERAL UNDERTAKINGS

SCHEDULE 8

INFORMATION UNDERTAKINGS

SCHEDULE 9

EVENTS OF DEFAULT

This instrument has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED and delivered	)

as a DEED by	)

SELINA HOLDING COMPANY, SE	)	/s/ Rafael Museri

acting by Rafael Museri an authorized signatory, in the presence of:	)	Authorised Signatory

/s/ Yoav Gery	Signature of Witness

Yoav Gery	Name of Witness

Address of Witness

President	Occupation of Witness

EXECUTED and delivered	)

as a DEED by	)

SELINA OPERATION ONE (1), S.A.	)	/s/ Rafael Museri

in the presence of:	)	Authorised Signatory

/s/ Yoav Gery	Signature of Witness

Yoav Gery	Name of Witness

Address of Witness

President	Occupation of Witness

Dated 2, December 2021

SELINA HOLDING COMPANY, UK SOCIETAS

and

SELINA OPERATION ONE (1), S.A.

SUPPLEMENTAL DEED OF AMENDMENT TO

CONVERTIBLE LOAN NOTE INSTRUMENT

related to

SELINA HOLDING COMPANY, UK SOCIETAS

THIS DEED is made on 2, December 2021

BETWEEN

(1)

SELINA HOLDING COMPANY, UK SOCIETAS, a UK Societas registered in England and Wales with company number SE000135, and whose registered office is at 6th Floor, 2 London Wall Place, Barbican, London, EC2Y 5AU, England (the “Company”); and

(2)

SELINA OPERATION ONE (1), S.A., a corporation registered in Panama with registered number 155632688 whose registered office is at San Felipe County, Casco Antiguo, 13th Street West, Casa Norias, City of Panama, Republic of Panama (“Selina One”).

WHEREAS

(A)

The parties hereto are party to a convertible loan note instrument dated 25 March 2020, as amended from time to time, relating to US$ 90,000,000 principal amount 10% fixed rate guaranteed secured convertible redeemable loan notes due 2023 entered into between the Company and Selina One (the “Convertible Loan Note”).

(B)

The parties wish to amend the Convertible Loan Note on the basis set out in this supplemental deed of amendment (this “Supplemental Deed of Amendment”) pursuant to Clause 12.2 of the Convertible Loan Note.

(C)	This Supplemental Deed of Amendment is supplemental to and should be read in conjunction with, and construed as one document with, the Convertible Loan Note.

IT IS AGREED THAT

1.	DEFINITIONS AND INTERPRETATION

Terms used in this Supplemental Deed of Amendment shall, unless otherwise defined herein or the context otherwise requires, bear the meaning ascribed to them in the Convertible Loan Note. Clause 1.2 (a) of the Convertible Loan Note shall apply to this Deed as if set out in full herein.

2	AMENDMENTS

2.1

Each of the parties to this Supplemental Deed of Amendment hereby acknowledges that, in accordance with Clause 12.2 of the Convertible Loan Note (and with the sanction of an Extraordinary Resolution), the provisions of the Convertible Loan Note may be varied by agreement in writing signed by (i) the Company; and (ii) Selina One. The execution and delivery of this Supplemental Deed of Amendment by such parties shall constitute such written agreement.

2.2	It is hereby agreed, with effect from the date hereof, that the Convertible Loan Note shall be amended as follows:

2.2.1	The following new definition shall be inserted immediately following the definition of “Default” at Clause 1.1 of the Convertible Loan Note:

““de-SPAC Transaction” means a business combination or merger transaction with a SPAC, which would involve the Company (or any affiliate thereof used for the purposes of consummating such transaction) being acquired by, merging with, or otherwise entering in to a combination with the SPAC, on terms which (i) values the equity of the Company (or any affiliate thereof used for the purposes of consummating such transaction) at not less than $350,000,000 (three hundred and fifty million US dollars), and (ii) results in net proceeds available to the Company (or any affiliate thereof used for the purposes of consummating such transaction) being not less than $50,000,000 (fifty million US dollars). Such de-SPAC Transaction shall constitute a Qualifying Financing (and shall be considered a Change of Control);”

2.2.2	The following new definition shall be inserted immediately following the definition of “Laws” at Clause 1.1 of the Convertible Loan Note:

““Longstop Date” means: (a) subject to (b), 31 December 2021; (b) if on or before 31 December 2021 the Company enters into a binding agreement with a SPAC to implement a de-SPAC Transaction, 30 June 2022;”

2.2.3	The definition of “Qualifying Financing” at Clause 1.1 shall be replaced as follows:

““Qualifying Financing” means a New Money Financing in which greater than $50,000,000 of capital is raised by the Company;”

2.2.4	The following new definition shall be inserted immediately following the definition of “Shareholders’ Agreement” at Clause 1.1 of the Convertible Loan Note:

““SPAC” means a publicly traded special purpose acquisition corporation;”

2.2.5	Clause 12.2 of the Convertible Loan Note shall be amended by inserting the following new sentence at the end of Clause 12.2:

“Without limiting the previous sentence, the sanction of 166 2nd and Colony Cayman is required for any modification of the definition of “de-SPAC Transaction”, the definition of “Longstop Date”, the definition of “Qualifying Financing”, the definition of “SPAC”, paragraph 5.1 (a) of Schedule 3 of the Conditions, paragraph 5.1 (b) of Schedule 3 of the Conditions, paragraph 6.5 of Schedule 3 of the Conditions, or paragraph 13 of Part 2 – Positive Undertakings of Schedule 7 General Undertakings of this Deed.”

2.2.6	Paragraph 5.1 (a) of Schedule 3 of the Conditions shall be replaced in its entirety as follows:

“upon the closing of any New Money Financing (including any de-SPAC Transaction completed on or before the Longstop Date), into such number of New Money Financing Securities determined by reference to the applicable Conversion Balance divided by the applicable Conversion Price, provided that if the Company has previously consummated a Qualifying Financing after the date of this Deed and prior to the relevant New Money Financing the Noteholders shall no longer have any right to convert their Notes pursuant to this paragraph 5.1(a) of the Conditions; and”

2.2.7	Paragraph 5.1 (b) of Schedule 3 of the Conditions shall be replaced in its entirety as follows:

“in the circumstance where a Qualifying Financing (including any de-SPAC Transaction) has not occurred on or prior to the Longstop Date (being a “FY 2021 Event Date”), upon the later to occur of 20 Business Days after (i) the date on which the audited annual accounts for the period ending 31 December 2021 are delivered to the Noteholders and (ii) the FY2021 Event Date (such period being the “FY 2021 Conversion Window”), into such number of Series D Shares determined by reference to the applicable Conversion Balance divided by the FY 2021 Conversion Price; and”;

2.2.8	A new paragraph 6.5 shall be inserted to Schedule 3 of the Conditions immediately following paragraph 6.4 as follows:

“Notwithstanding any other provision of this Deed or any side letter, prior to or upon completion of the de-SPAC Transaction, the Company may prepay and redeem the Notes held by 166 2nd in cash at 1.25 times the par value in respect of the principal amount of the outstanding Notes, together with 1.25 times the amount of the interest accrued but unpaid in accordance with paragraph 3 (in respect of the period up to (but excluding) the date of such prepayment and redemption.”

The remaining paragraphs in Paragraph 6 of Schedule 3 of the Conditions shall be renumbered as applicable.

3.	GUARANTEE AND SECURITY CONFIRMATIONS

3.1

Both the Company and Selina One (as applicable) confirms that, with effect from the date of this amendment, the guarantees and indemnities set out in Clause 11 (Guarantee) and paragraph 15 (Guarantee) of schedule 3 of the Convertible Loan Note and the security created by the Security Documents to which they are a party shall:

(a)	remain in full force and effect notwithstanding the amendment contemplated hereby; and

(b)	extend to all new obligations assumed by the Company and Selina One under the Note Documents as amended hereby and continue to secure all their liabilities under the Note Documents.

4.	COUNTERPARTS

4.1

This Supplemental Deed of Amendment may be executed in any number of counterparts. Each counterpart shall constitute an original of this Supplemental Deed of Amendment but all the counterparts together shall constitute but one and the same instrument.

4.2	This Supplemental Deed of Amendment shall be effective on execution and delivery on the date hereof by the Company and Selina One.

5.	GENERAL

5.1	Each party shall bear their own costs and disbursements incurred in the negotiations leading up to and in the preparation of this Supplemental Deed of Amendment and of matters incidental to it.

5.2

Each of the parties to this Supplemental Deed of Amendment warrants to the other parties that its entry into it is duly authorised and does not conflict with the other agreements to which it is a party or applicable law.

5.3	This Supplemental Deed of Amendment does not confer any rights on any person or party (other than the parties hereto) pursuant to the Contracts (Rights of Third Parties) Act 1999.

5.4

Clauses 12.7 (Supplemental Provisions), 12.8 (Supplemental Provisions) and paragraph 14 (Notices) of Schedule 3 of the Convertible Loan Note shall be deemed to be incorporated into this Supplemental Deed of Amendment and shall apply hereto mutatis mutandis.

Signature page follows

This Supplemental Deed of Amendment has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED and delivered	)

as a DEED by	)

SELINA HOLDING COMPANY, UK	)

SOCIETAS	)	/s/ Rafael Museri

in the presence of:	)	Authorised Signatory

/s/ Aviv Raor	Signature of Witness

Aviv Raor	Name of Witness

Address of Witness

Executive Assistant to CEO	Occupation of Witness

EXECUTED and delivered	)

as a DEED by	)

SELINA OPERATION ONE (1), S.A.	)	/s/ Rafael Museri

in the presence of:	)	Authorised Signatory

/s/ Aviv Raor	Signature of Witness

Aviv Raor	Name of Witness

Address of Witness

Executive Assistant to CEO	Occupation of Witness

Dated 1, July 2022

SELINA HOSPITALITY PLC

and

SELINA OPERATION ONE (1), S.A.

SUPPLEMENTAL DEED OF AMENDMENT TO

CONVERTIBLE LOAN NOTE INSTRUMENT

related to

SELINA HOSPITALITY PLC

THIS DEED is made on 1, July 2022

BETWEEN

(3)

SELINA HOSPITALITY PLC, a company incorporated in England and Wales with company number 13931732, and whose registered office is at 6th Floor, 2 London Wall Place, Barbican, London, EC2Y 5AU, England (the “Company”); and

(4)

SELINA OPERATION ONE (1), S.A., a corporation registered in Panama with registered number 155632688 whose registered office is at San Felipe County, Casco Antiguo, 13th Street West, Casa Norias, City of Panama, Republic of Panama (“Selina One”).

WHEREAS

(D)

The parties hereto are party to a convertible loan note instrument dated 25 March 2020, as amended from time to time, relating to US$ 90,000,000 principal amount 10% fixed rate guaranteed secured convertible redeemable loan notes due 2023 entered into between the Company and Selina One (the “Convertible Loan Note”).

(E)

The parties wish to amend the Convertible Loan Note on the basis set out in this supplemental deed of amendment (this “Supplemental Deed of Amendment”) pursuant to Clause 12.2 of the Convertible Loan Note.

(F)	This Supplemental Deed of Amendment is supplemental to and should be read in conjunction with, and construed as one document with, the Convertible Loan Note.

IT IS AGREED THAT

6.	DEFINITIONS AND INTERPRETATION

Terms used in this Supplemental Deed of Amendment shall, unless otherwise defined herein or the context otherwise requires, bear the meaning ascribed to them in the Convertible Loan Note. Clause 1.2(a) of the Convertible Loan Note shall apply to this Deed as if set out in full herein.

3	AMENDMENTS

3.1

Each of the parties to this Supplemental Deed of Amendment hereby acknowledges that, in accordance with Clause 12.2 of the Convertible Loan Note (and with the sanction of an Extraordinary Resolution), the provisions of the Convertible Loan Note may be varied by agreement in writing signed by (i) the Company; and (ii) Selina One. The execution and delivery of this Supplemental Deed of Amendment by such parties shall constitute such written agreement.

3.2	It is hereby agreed, with effect from the date hereof, that the Convertible Loan Note shall be amended as follows:

(a)

In clause 1.1, paragraph (a) of the definition of “Conversion Date” shall be amended by adding the following words after “New Money Financing”: “, provided that, if such conversion is in connection with a de-SPAC Transaction, immediately prior to the subdivision of share capital of the Company approved by the ordinary resolution of the shareholders of the Company dated 20 January 2022”.

(b)	In clause 1.1, in the definition of “Longstop Date”, the date “30 June 2022” shall be replaced with the date “30 September 2022”.

(c)	In clause 1.1, the definition of New Money Financing Price shall be deleted and replaced with a new definition as follows:

““New Money Financing Price” means the price per New Money Financing Security (a) except in the case of a de-SPAC Transaction, to be paid by the investor(s) pursuant to the relevant New Money Financing; and (b) in the case of a de-SPAC Transaction, determined by dividing the pre-money equity valuation of the equity interests of the Company achieved in connection with the de-SPAC Transaction by the Company Capitalisation;”.

7.	GUARANTEE AND SECURITY CONFIRMATIONS

7.1

Both the Company and Selina One (as applicable) confirms that, with effect from the date of this amendment, the guarantees and indemnities set out in Clause 11 (Guarantee) and paragraph 15 (Guarantee) of schedule 3 of the Convertible Loan Note and the security created by the Security Documents to which they are a party shall:

(a)	remain in full force and effect notwithstanding the amendment contemplated hereby; and

(b)	extend to all new obligations assumed by the Company and Selina One under the Note Documents as amended hereby and continue to secure all their liabilities under the Note Documents.

8.	COUNTERPARTS

8.1

This Supplemental Deed of Amendment may be executed in any number of counterparts. Each counterpart shall constitute an original of this Supplemental Deed of Amendment but all the counterparts together shall constitute but one and the same instrument.

8.2	This Supplemental Deed of Amendment shall be effective on execution and delivery on the date hereof by the Company and Selina One.

9.	GENERAL

9.1	Each party shall bear their own costs and disbursements incurred in the negotiations leading up to and in the preparation of this Supplemental Deed of Amendment and of matters incidental to it.

9.2

Each of the parties to this Supplemental Deed of Amendment warrants to the other parties that its entry into it is duly authorised and does not conflict with the other agreements to which it is a party or applicable law.

9.3	This Supplemental Deed of Amendment does not confer any rights on any person or party (other than the parties hereto) pursuant to the Contracts (Rights of Third Parties) Act 1999.

9.4

Clauses 12.7 (Supplemental Provisions), 12.8 (Supplemental Provisions) and paragraph 14 (Notices) of Schedule 3 of the Convertible Loan Note shall be deemed to be incorporated into this Supplemental Deed of Amendment and shall apply hereto mutatis mutandis.

Signature page follows

This Supplemental Deed of Amendment has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED and delivered	)

as a DEED by	)

SELINA HOSPITALITY PLC	)	/s/ Rafael Museri

in the presence of:	)	Authorised Signatory

/s/ Aviv Raor	Signature of Witness

Aviv Raor	Name of Witness

Address of Witness

Executive Assistant to CEO	Occupation of Witness

EXECUTED and delivered	)

as a DEED by	)

SELINA OPERATION ONE (1), S.A.	)	/s/ Rafael Museri

in the presence of:	)	Authorised Signatory

/s/ Aviv Raor	Signature of Witness

Aviv Raor	Name of Witness

Address of Witness

Executive Assistant to CEO	Occupation of Witness